  EXHIBIT 99.1

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CURE Pharmaceutical [OTCQB:CURR] Takes First Step to Acquire Coeptis Pharmaceutical

and its Combination Drug for Osteoarthritis Pain and Hypertension

OXNARD, Calif., November 14, 2019 – CURE Pharmaceutical (OTC: CURR) (“CURE”), an innovative drug delivery and development company, today announced that it purchased a $200,000 convertible promissory note issued by Coeptis Pharmaceuticals, Inc., a biopharmaceutical company engaged in the acquisition, development and commercialization of branded 505(b)(2) pharmaceutical products. This note represents an initial step toward a potential acquisition of the company and the exclusive rights to Coeptis’ approved drug Consensi®, the first fixed-dose combination drug for the treatment of comorbid osteoarthritis and hypertension.

“The planned acquisition has the potential to accelerate our 505(b)(2) drug pipeline and expedite our growth, with a planned 2020 launch of Consensi,” said Rob Davidson, CEO of CURE Pharmaceutical. “Consensi’s potential to reduce pill burden for patients fits our core mission to improve drug delivery and medication adherence.”

CURE and Coeptis entered into a non-binding term sheet in furtherance of an acquisition, for which the final terms and valuation are to be determined.

Additional information concerning this acquisition can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on November 14, 2019.

About CURE Pharmaceutical

CURE Pharmaceutical is a vertically integrated drug delivery and development company committed to improving drug efficacy, safety, and the patient experience through its proprietary drug dosage forms and delivery systems. CURE has a full-service cGMP manufacturing facility and is a pioneering developer and manufacturer of a patented and proprietary delivery systems (CUREform™), including CUREfilm® one of the most advanced oral thin film on the market today. CURE is developing an array of products in innovative delivery platforms and partners with wellness brands, dietary supplement, biotech and pharmaceutical companies. CURE has positioned itself to advance numerous therapeutic categories, including the pharmaceutical cannabis sector with partnerships in the U.S., Canada, and Israel. The company's mission is to improve people's lives by redefining how medicines are delivered and experienced.

For more information about CURE Pharmaceutical, please visit its website at www.curepharma.com.

About Coeptis Pharmaceuticals Coeptis Pharmaceuticals, Inc. is a privately held biopharmaceutical company engaged in the acquisition, development and commercialization of innovative products that utilizes the 505(b)(2) pathways. Coeptis licensed FDA-approved Consensi® (a combination of amlodipine and celecoxib), which is indicated for patients for whom treatment with amlodipine for hypertension and celecoxib for osteoarthritis are appropriate. Of the 30 million adults in the US diagnosed with osteoarthritis, 40% also suffer from hypertension. It is in the process of launching Consensi® in the US through a distribution partner with an established sales network to thousands of pharmacies nationwide. Headquartered near Pittsburgh, PA, Coeptis has put together seasoned pharmaceutical executives with demonstrated successes growing revenues and shareholder value and has a robust pipeline of 505(b)(2) products at various stages of development. For more information, please visit http://coeptispharma.com/.

This press release contains forward-looking statements that involve risks and uncertainties. There are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the ability to satisfy the conditions to close the acquisition, risks associated with realizing the expected benefits of the acquisition, the ability to successfully market our products, the difficulty in predicting the timing or outcome of other product research and development efforts, potential product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties and the ability to obtain financing on favorable terms. The forward-looking statements in this press release reflect the Company's judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.